Exhibit 99.1

THE WENDY’S COMPANY REPORTS PRELIMINARY 2014 RESULTS;

ANNOUNCES 2015 AND LONG-TERM OUTLOOK

Company-operated same-restaurant sales increase 1.9% in fourth quarter and 2.3% in 2014; two-year comps of 5.0% in fourth quarter and 4.2% in 2014

North America Company-operated restaurant margin increases

50 bps to 16.8% in the fourth quarter and 40 bps to 15.8% for 2014

System achieves 486 reimaged and new restaurants open or under construction in 2014, with 794 cumulative reimaged and new restaurants open or under construction since 2011

Company announces intent to sell approximately 500 additional restaurants to franchisees,

targets ongoing Company ownership of approximately 5% by mid-2016

Company plans recapitalization to approximately five to six times net debt to 2014 Adjusted EBITDA, plans to return substantial cash to shareholders

Company sets 2020 goals for system, including 1,000 new restaurants (excluding closures),

20% restaurant margins, $2.0 million AUVs, reimaging of 60% of restaurants

Dublin, Ohio (February 3, 2015) – The Wendy’s Company (NASDAQ: WEN) today reported preliminary unaudited results for the fourth quarter and full year ended December 28, 2014. The Company plans to release its audited financial results on or before February 26, 2015.

“Wendy’s® made significant strategic and financial progress in 2014,” President and Chief Executive Officer Emil Brolick said. “Last year we set a target of 410 reimaged and new Image Activation restaurants for 2014, and we surpassed our goal with the opening or commencement of construction of 486 Systemwide reimaged and new restaurants, including franchisee adoption that exceeded our expectations with 216 reimaged and 43 new Image Activation restaurants. As of the end of 2014, the Wendy’s system has opened or initiated construction on 794 cumulative reimaged and new restaurants since 2011.

“We continued to strengthen our system through the selective buying of restaurants, along with selling restaurants to franchisees with a commitment to Image Activation, high operating standards and new restaurant development. These efforts contributed to improved financial performance, highlighted by 2014 Company-operated same-restaurant sales growth of 2.3 percent, record average annual unit sales volumes of $1.59 million at North America Company-operated restaurants, and overall Adjusted EBITDA and Adjusted Earnings Per Share performance in line with our expectations.

“As we look to 2015 and beyond, we plan to continue improving the quality of our earnings by growing same-restaurant sales, expanding margins and evolving our plans for system optimization,” Brolick said. “We expect that the net result will be a reduction in Company-operated restaurant ownership to approximately 5 percent of the total system by the middle of 2016. We believe this reduction in ownership will result in pretax cash proceeds of approximately $400 to $475 million and significantly reduce future capital expenditure requirements.

“As a result of our expectations for our improved free cash flow and sustainable earnings growth, along with our significant real estate ownership and the expected proceeds from the sale of Company-operated restaurants, we plan to take advantage of the current attractive capital markets environment and low interest rates to recapitalize our balance sheet, targeting a leverage ratio of five to six times net debt to 2014 Adjusted EBITDA,” Brolick said. “We intend to use these proceeds to return substantial cash to shareholders during 2015.

“In addition, our success with Image Activation and our proven track record of innovation gives us the confidence that we can achieve long-term average annual Systemwide same-restaurant sales growth of approximately 2.25 to 3.0 percent beginning in 2016, along with our system goal for average annual unit sales volumes of $2.0 million by 2020.”

Preliminary fourth-quarter 2014 summary

(See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein, i.e., Adjusted EBITDA and Adjusted Earnings Per Share):

•

Wendy’s Company-operated restaurants generated a same-restaurant sales increase of 1.9 percent in the fourth quarter of 2014 and 5.0 percent on a two-year basis. Franchise same-restaurant sales in North America increased 1.6 percent during the quarter.

•

Consolidated revenues were $502.0 million in the fourth quarter of 2014, compared to $592.4 million in the fourth quarter of 2013. The 15.3 percent decrease resulted from the ownership of 412 fewer Company-operated restaurants at the end of the 2014 fourth quarter compared to the end of the 2013 third quarter, partly offset by higher same-restaurant sales, and increased rent and royalty revenue.

•

North America Company-operated restaurant margin was 16.8 percent in the fourth quarter of 2014, compared to 16.3 percent in the fourth quarter of 2013. The 50-basis point margin improvement was due mostly to higher same-restaurant sales, partly offset by an increase in commodity costs of 160 basis points (primarily due to higher prices for fresh beef).

•

General and administrative expense was $60.1 million in the fourth quarter of 2014, compared to $77.2 million in the fourth quarter of 2013. The 22.2 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative, as well as lower incentive and stock compensation and a reduction in Image Activation cash incentives resulting from the Company’s previously announced change in its franchisee incentive program structure.

•

Adjusted EBITDA was $107.1 million in the fourth quarter of 2014, up 20.3 percent compared to fourth-quarter 2013 Adjusted EBITDA of $89.0 million. The 2014 results include $8.3 million in pretax gains, primarily from the sale of restaurants not included in the Company’s system optimization initiative. Such gains were immaterial in the fourth quarter of 2013.

•

Operating profit was $51.7 million in the fourth quarter of 2014, compared to $28.9 million in the fourth quarter of 2013. The 78.9 percent increase resulted primarily from year-over year reductions in impairment charges and depreciation and amortization expense, partly offset by increased Facilities actions charges.

•

Net income attributable to The Wendy’s Company was $23.3 million in the fourth quarter of 2014, compared to $33.1 million in the fourth quarter of 2013. The decrease was primarily the result of a tax rate of 40.4 percent in the fourth quarter of 2014 compared to a tax benefit of 12.4 percent in the fourth quarter of 2013.

•	Adjusted Earnings Per Share were $0.10 in the fourth quarter of 2014, compared to $0.11 in the fourth quarter of 2013.

•	Reported earnings per share were $0.06 in the fourth quarter of 2014, compared to $0.08 in the fourth quarter of 2013.

Preliminary full-year 2014 summary

•

Wendy’s Company-operated restaurants generated a same-restaurant sales increase of 2.3 percent in 2014 and 4.2 percent on a two-year basis. Franchise same-restaurant sales in North America increased 1.5 percent during the year. The differential between Company-operated and franchise-operated results was primarily due to a higher percentage of Company-operated Image Activation restaurants in operation during the year.

•

Consolidated revenues were $2.1 billion in 2014, compared to $2.5 billion in 2013. The decrease resulted from the ownership of 470 fewer Company-operated restaurants at year-end 2014 compared to year-end 2012, partly offset by higher same-restaurant sales, and increased rent and royalty revenue.

•

North America Company-operated restaurant margin was 15.8 percent in 2014, compared to 15.4 percent in 2013. The 40-basis point margin improvement was due mostly to higher same-restaurant sales, partly offset by an increase in commodity costs of 70 basis points (primarily due to higher prices for fresh beef).

•

General and administrative expense was $263.3 million in 2014, compared to $293.8 million in 2013. The 10.4 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative, as well as lower incentive compensation and a reduction in Image Activation cash incentives.

•

Adjusted EBITDA was $392.7 million in 2014, an increase of 7.0 percent compared to 2013 Adjusted EBITDA of $367.1 million, despite the ownership of 470 fewer Company-operated restaurants at year-end 2014 compared to year-end 2012. The 2014 results include $21.9 million in pretax gains, primarily from the sale of restaurants not included in the Company’s system optimization initiative. The 2013 results include $4.7 million in pretax gains from the sale of assets not included in the Company’s system optimization initiative.

•

Operating profit was $251.5 million in 2014, compared to $135.1 million in 2013. The 86.2 percent increase resulted primarily from a year-over-year reduction in Facilities action charges, impairment charges and depreciation and amortization expense.

•	Net income attributable to The Wendy’s Company was $121.4 million in 2014, compared to $45.5 million in 2013.

•	Adjusted Earnings Per Share were $0.34 in 2014, compared to $0.30 in 2013.

•	Reported earnings per share were $0.32 in 2014, compared to $0.11 in 2013.

•

Total capital expenditures were $298.5 million in 2014, including $189.5 million for Image Activation reimages, $34.9 million for new restaurant development, $39.0 million for restaurant maintenance, and $18.4 million for technology-related initiatives.

System optimization initiative momentum continues

As part of its ongoing system optimization effort, the Company plans to sell approximately 500 additional restaurants to franchisees and reduce its ongoing Company-operated restaurant ownership to approximately 5 percent of the total system by the middle of 2016.

“We believe our system optimization initiative will drive future growth by providing opportunities for expanded restaurant ownership to strong operators who have aligned with our strategy by committing to Image Activation and opening incremental new restaurants,” Brolick said. “Going forward, we intend to buy and sell restaurants opportunistically to act as a catalyst for growth by further strengthening our franchisee base, driving new restaurant development and accelerating Image Activation adoption.”

The Company sold 237 Company-operated restaurants to franchisees during 2014. This includes 29 restaurants under the Company’s Canadian system optimization initiative to sell approximately 130 restaurants by the end of the second quarter of 2015. These transactions generated additional restaurant reimaging commitments for the Company’s Image Activation program, as well as commitments for the development of new franchise-operated restaurants.

Company continues to focus on technology initiatives to drive sales

As part of its brand transformation, the Company recently announced a plan to reinvest its resources to focus on consumer-facing technology, including the following:

•

Common Systemwide point-of-sale system – A single POS system is the foundation for Wendy’s consumer engagement and marketing plans, including mobile rewards and mobile ordering. Wendy’s currently has installed its POS solution in more than 2,600 restaurants, including substantially all 957 Company-operated restaurants, and expects to have all of its North America restaurants converted to a common POS system by the end of 2016.

•	Mobile ordering and loyalty program – Wendy’s is currently using mobile ordering in seven restaurants in Columbus, Ohio, with plans to convert the Phoenix market by the end of February 2015. Wendy’s currently has a loyalty pilot program under way in nine markets.

•	Mobile wallet – Wendy’s is a member of the Merchant Customer Exchange (MCX), a coalition of approximately 40 merchants representing nearly 80 brands, including a number of top retailers and restaurant companies in the United States, dedicated to building a customer- and merchant-friendly mobile commerce solution. Wendy’s expects to begin a pilot test of the MCX mobile wallet solution, CurrentC™, in the coming months.

Brolick said the Company’s technology initiatives are an important component of the Company’s brand transformation. “Platforms such as mobile payment, mobile ordering and loyalty programs are rapidly growing in the retail marketplace and provide potential benefits such as consumer convenience, increased transactions, higher check, faster speed of service and a seamless brand experience,” Brolick said. “These initiatives are essential elements of not only our growth strategy but also our ongoing efforts to increase our brand relevance and enhance our economic model.”

Image Activation continues to accelerate

“Our Image Activation program continues to accelerate,” Brolick said. “We have developed a standard ultra-modern design with customizable upgrades for investment flexibility to meet the needs of our diverse system and provide significant sales and earnings potential.”

Wendy’s has announced incentive programs for franchisees commencing Image Activation restaurant reimages during 2015, 2016 and 2017. The incentives include royalty reductions for one or two years after the completion of construction, depending on the type of reimage.

The Company and its franchisees plan to reimage 450 total Systemwide restaurants and build 80 new restaurants in 2015. This is in addition to the 486 total Systemwide reimages and new restaurants completed or under construction in 2014. At the end of 2014, the Wendy’s system has completed or initiated 794 cumulative reimaged and new Image Activation restaurants.

The System plans to reimage at least 60 percent of Wendy’s North America restaurants by the end of 2020.

Company announces 2015 outlook

For 2015, the Company expects Adjusted EBITDA of approximately $390 million to $400 million. This represents an increase of 5 to 8 percent compared to the Company’s 2014 Adjusted EBITDA results excluding $21.9 million in pretax gains, primarily from the sale of restaurants not included in its system optimization initiative. Due to the expected impact on comparability of such gains going forward, the Company intends to exclude these amounts from its future Adjusted EBITDA results and guidance.

The Company also expects 2015 Adjusted Earnings Per Share of approximately $0.33 to $0.35. This represents an increase of 10 to 17 percent compared to the Company’s 2014 Adjusted EPS results excluding gains, primarily from the sale of restaurants not included in its system optimization initiative. Due to the expected impact on comparability of such gains going forward, the Company intends to exclude these amounts from its future Adjusted EPS results and guidance.

Estimated 2015 Adjusted Earnings Per Share excludes approximately $20 million of anticipated pretax depreciation for existing assets that the Company expects to replace as part of the Image Activation initiative. The Company expects its total 2015 depreciation and amortization expense to increase approximately 3 to 5 percent compared to 2014, including the impact of accelerated depreciation in both years, primarily as a result of technology investments.

Also included in the Company’s 2015 outlook are the following assumptions:

•

The ownership of approximately 325 fewer restaurants at year end compared to 957 Company-operated restaurants at year-end 2014. The Company’s expected year-end restaurant count contemplates the anticipated sale of approximately 100 remaining restaurants from its Canadian system optimization initiative, in addition to the planned sale of approximately 225 of the 500 additional restaurants that the Company intends to sell by the middle of 2016.

•	Same-restaurant sales growth of approximately 3.0 percent at Company-operated restaurants.

•	General and administrative expense of approximately $250 million.

•

Company-operated restaurant margin of 16.4 to 16.8 percent, an improvement of approximately 60 to 100 basis points compared to 15.8 percent in 2014. This estimate includes the benefit of same-restaurant sales increases, partly offset by an increase in commodity costs of approximately 4 percent (or 110 bps), driven primarily by higher costs for fresh beef.

•

Capital expenditures of approximately $265 to $275 million. This includes approximately $135 million for Company-operated restaurant reimaging, approximately $45 million for 20 new Company-operated restaurants, approximately $40 million for technology-related initiatives and approximately $25 million for restaurant maintenance.

•

A reported tax rate of approximately 42 to 43 percent. The increase compared to the Company’s 2014 reported tax rate of 39.7 percent is due primarily to goodwill disposed of in connection with the sale of Company-operated restaurants which is non-deductible for income tax purposes.

Company provides new long-term outlook

“Our reduced restaurant ownership will have a short-term impact on our earnings growth rate, particularly in 2016,” Brolick said. “However, we believe our system optimization initiative will create a strong platform for future growth by generating new commitments for our Image Activation program and the development of new franchised restaurants.

“As a result of a healthier system, we expect to generate a higher Adjusted EBITDA margin and require lower capital expenditures, along with further enhancing the quality of our earnings with a more predictable earnings stream from a higher percentage of royalty and rental income. We believe this, in turn, will enable us to increase our long-term earnings per share growth rate and return incremental cash to shareholders in the form of dividends and share repurchases.”

The Company’s expected restaurant count for its long-term outlook contemplates the anticipated sale of approximately 100 remaining restaurants from its Canadian system optimization initiative, in addition to the planned sale of approximately 500 additional restaurants that the Company intends to sell by the middle of 2016 as part of its system optimization initiative.

Due to the planned sale of these 600 Company-operated restaurants, the Company now expects:

•	High single-digit Adjusted Earnings Per Share growth in 2016 and 2017, followed by Adjusted Earnings Per Share growth in the mid-to-high teens in 2018.

•	Flattish Adjusted EBITDA in 2016, followed by low-single digit Adjusted EBITDA growth in 2017 and high single-digit Adjusted EBITDA growth in 2018.

•

Significantly lower annual capital expenditure requirements, beginning in 2016. The Company expects capital expenditures of approximately $135 to $145 million in 2016, followed by approximately $80 to $90 million in 2017 and approximately $75 million in 2018.

In addition, the Company set long-term expectations for Adjusted EBITDA margins:

•	In 2015: 20 to 22 percent

•	In 2016: 28 to 30 percent

•	In 2017: 32 to 34 percent

•	In 2018: approximately 35 percent

The Company also announced the following system goals by the end of 2020:

•	Average unit sales volumes of $2.0 million

•	Restaurant margins of 20 percent

•	A sales-to-investment ratio of 1.3 times for new restaurants

•	Restaurant development growth of 1,000 new restaurants (excluding closures)

•	The reimaging of 60 percent of all restaurants

The Company’s long-term outlook includes the expectation for average annual Systemwide same-restaurant sales growth of approximately 2.25 to 3.0 percent beginning in 2016.

The Company’s 2015 and long-term outlook do not include any potential impact of the Company’s anticipated refinancing or potential shareholder return initiatives. Upon completion of its refinancing, the Company plans to update its forecast and expects its long-term (2016 and beyond) earnings per share growth to improve to approximately 20 percent.

Domestic and International restaurant portfolio

As of December 28, 2014, the Company’s total number of Wendy’s worldwide restaurants was 6,515, including 6,112 in North America and 403 outside of North America.

Company to host Investor Day today

The Company plans to discuss its preliminary 2014 results and its 2015 and long-term outlook today, Tuesday, February 3, 2015 at its Investor Day in Dublin, Ohio. The event will include presentations from the Company’s senior management team.

The live presentations will begin at 8:30 a.m. ET and will be available via webcast from the Investors section of the Company’s website at www.aboutwendys.com. An archived webcast with the accompanying slides will also be available on the Company’s website.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(17)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;

(18)	the possibility that the Company will not be able to recapitalize its balance sheet on acceptable terms, as well as risks associated with such plan, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital following completion of a recapitalization transaction;

(19)	the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the three months and full year ended December 28, 2014 are finalized; and

(20)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures

Adjusted EBITDA, Adjusted EBITDA margin (calculated as Adjusted EBITDA divided by total revenues) and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income, operating profit margin or earnings per share. Because certain income statement items needed to calculate net income and operating profit margin vary from quarter to quarter, the Company is unable to provide projections of net income, operating profit margin or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income, projected Adjusted EBITDA margin to projected operating profit margin, or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Investor contact:

David D. Poplar

Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Media contact:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Twelve Month Periods Ended December 28, 2014 and December 29, 2013

(In Thousands Except Per Share Amounts)

	Three Months		Twelve Months
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Sales	$403,754	$505,929	$1,670,247	$2,165,829
Franchise revenues	98,197	86,476	390,816	321,581

	501,951	592,405	2,061,063	2,487,410

Costs and expenses:
Cost of sales	335,019	436,437	1,400,796	1,839,740
General and administrative	60,135	77,169	263,257	293,792
Depreciation and amortization	41,563	47,518	159,353	182,359
Facilities action charges (income), net	6,530	(20,834)	(29,100)	10,856
Impairment of long-lived assets	7,245	10,552	10,985	15,879
Impairment of goodwill	—	9,397	—	9,397
Other operating (income) expense, net	(258)	3,288	4,264	245

	450,234	563,527	1,809,555	2,352,268

Operating profit	51,717	28,878	251,508	135,142
Interest expense	(12,864)	(13,464)	(52,192)	(69,012)
Loss on early extinguishment of debt	—	(7,544)	—	(28,563)
Investment income, net	23	21,202	1,199	23,565
Other income (expense), net	177	233	754	(2,080)

Income from continuing operations before income taxes and noncontrolling interests	39,053	29,305	201,269	59,052
(Provision for) benefit from income taxes	(15,759)	3,620	(79,835)	(14,154)

Income from continuing operations	23,294	32,925	121,434	44,898
Net loss from discontinued operations	—	(266)	—	(266)

Net income	23,294	32,659	121,434	44,632
Net loss attributable to noncontrolling interests	—	410	—	855

Net income attributable to The Wendy’s Company	$23,294	$33,069	$121,434	$45,487

Basic income (loss) per share attributable to The Wendy’s Company:
Continuing operations	$0.06	$0.09	$0.33	$0.12
Discontinued operations	—	(0.00)	—	(0.00)
Net income	$0.06	$0.08	$0.33	$0.12

Number of shares used to calculate basic income (loss) per share	365,497	392,088	370,160	392,585

Diluted income (loss) per share attributable to The Wendy’s Company:
Continuing operations	$0.06	$0.08	$0.32	$0.11
Discontinued operations	—	(0.00)	—	(0.00)
Net income	$0.06	$0.08	$0.32	$0.11

Number of shares used to calculate diluted income (loss) per share	371,050	400,416	376,182	398,680

	December 28, 2014	December 29, 2013
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$267,276	$580,152
Total assets	4,145,842	4,363,040
Long-term debt, including current portion	1,448,143	1,463,828
Total stockholders’ equity	1,717,576	1,929,486

Reconciliation of Adjusted EBITDA from Continuing Operations to Net Income Attributable to The Wendy’s Company

(In Thousands)

(Unaudited)

	Three Months		Twelve Months
	2014	2013	2014	2013

Adjusted EBITDA from continuing operations	$107,055	$89,011	$392,746	$367,133
(Less) plus:
Pension withdrawal expense in cost of sales	—	(13,500)	—	(13,500)
Depreciation and amortization	(41,563)	(47,518)	(159,353)	(182,359)
Facilities action charges (income), net	(6,530)	20,834	29,100	(10,856)
Impairment of long-lived assets	(7,245)	(10,552)	(10,985)	(15,879)
Impairment of goodwill	—	(9,397)	—	(9,397)

Operating profit	51,717	28,878	251,508	135,142

Interest expense	(12,864)	(13,464)	(52,192)	(69,012)
Loss on early extinguishment of debt	—	(7,544)	—	(28,563)
Investment income, net	23	21,202	1,199	23,565
Other income (expense), net	177	233	754	(2,080)

Income from continuing operations before income taxes and noncontrolling interests	39,053	29,305	201,269	59,052
(Provision for) benefit from income taxes	(15,759)	3,620	(79,835)	(14,154)

Income from continuing operations	23,294	32,925	121,434	44,898
Net loss from discontinued operations	—	(266)	—	(266)

Net income	23,294	32,659	121,434	44,632
Net loss attributable to noncontrolling interests	—	410	—	855

Net income attributable to The Wendy’s Company	$23,294	$33,069	$121,434	$45,487

Reconciliation of Adjusted Income and Adjusted Earnings Per Share from Continuing Operations to Net Income and Diluted Earnings Per Share Attributable to The Wendy’s Company

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2014		2013
		Per share		Per share

Adjusted income and adjusted earnings per share from continuing operations	$36,952	$0.10	$44,082	$0.11

(Less) plus:
Facilities action charges (income), net	(7,242)	(0.02)	11,555	0.03
Impairment of long-lived assets	(4,470)	(0.01)	(6,567)	(0.02)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(1,946)	(0.01)	(8,510)	(0.02)
Impairment of goodwill	—	—	(9,207)	(0.02)
Pension withdrawal expense in cost of sales	—	—	(8,286)	(0.02)
Loss on early extinguishment of debt	—	—	(4,692)	(0.01)
Dividend from Arby’s	—	—	14,550	0.03

Total adjustments	(13,658)	(0.04)	(11,157)	(0.03)

Income from continuing operations	23,294	0.06	32,925	0.08
Net loss from discontinued operations	—	—	(266)	(0.00)

Net income	23,294	0.06	32,659	0.08
Net loss attributable to noncontrolling interests	—	—	410	0.00

Net income and diluted earnings per share attributable to The Wendy’s Company	$23,294	$0.06	$33,069	$0.08

	Twelve Months
	2014		2013
		Per share		Per share

Adjusted income and adjusted earnings per share from continuing operations	$127,035	$0.34	$119,215	$0.30

(Less) plus:
Depreciation of assets that will be replaced as part of the Image Activation initiative	(11,940)	(0.03)	(23,822)	(0.06)
Impairment of long-lived assets	(6,778)	(0.02)	(9,899)	(0.02)
Facilities action (income) charges, net	12,996	0.03	(19,321)	(0.05)
Gain (loss) on sale of investment, net	121	0.00	(503)	(0.00)
Loss on early extinguishment of debt	—	—	(17,829)	(0.05)
Impairment of goodwill	—	—	(9,207)	(0.02)
Pension withdrawal expense in cost of sales	—	—	(8,286)	(0.02)
Dividend from Arby’s	—	—	14,550	0.03

Total adjustments	(5,601)	(0.02)	(74,317)	(0.19)

Income from continuing operations	121,434	0.32	44,898	0.11
Net loss from discontinued operations	—	—	(266)	(0.00)

Net income	121,434	0.32	44,632	0.11
Net loss attributable to noncontrolling interests	—	—	855	0.00

Net income and diluted earnings per share attributable to The Wendy’s Company	$121,434	$0.32	$45,487	$0.11